SECURED PROMISSORY NOTE

$2,506,248.00 Dallas, Texas February 15, 2017

FOR VALUE RECEIVED, the undersigned, ZEC, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Karl M. Taft III and Michelle L. Taft (collectively, “Holder”), the principal sum of TWO MILLION FIVE HUNDRED AND SIX THOUSAND TWO HUNDRED FORTY EIGHT DOLLARS ($2,506,248.00), at the address designated in Section 9, or at such other place as Holder may from time to time designate in writing.

1.

Payments. The principal of this Note shall be due and payable in accordance with the schedule set forth on Appendix A, in the column entitled “Distributions to Selling Shareholders”.  The entire outstanding principal balance of this Note shall be due and payable no later than twelve (12) months following the date of this Note (plus the cure period set forth in this Note).  All payments hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

2.

Prepayments. Maker shall have the right to prepay the principal under this Note in full or in part at any time and from time to time.

3.

Default Remedies.  Maker shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(a)

Maker shall fail to make any payment to Holder when due under this Note and such default shall continue unremedied for a period of ninety (90) days;

(b)

Maker shall be in default under that certain Security Agreement (herein so called) executed by Maker for the benefit of Holder;

(c)

Maker shall be in default under that certain Stock Pledge Agreement (herein so called) executed by Maker for the benefit of Holder; or

(d)

The commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of 60 days or more.

4.

Cumulative Rights.  No delay on the part of the Holder of this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

5.

Waiver.  Maker waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration (other than notice of default pursuant to Section 3(a)), notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agrees to all extensions and partial payments, without prejudice to the Holder hereof.

6.

Attorneys’ Fees and Costs.  In the event that this Note is collected in whole or in part through suit, arbitration, mediation, or other legal proceeding of any nature, then and in any such case there shall be added to the unpaid principal amount hereof all reasonable costs and expenses of collection, including, without limitation, reasonable attorney’s fees.

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7.

Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

8.

Usury.  All agreements between Maker and the Holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.

9.

Notices.  All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, or (b) delivering the same in person or by overnight express to an officer or agent of such party:

(i)

If to Maker, addressed thereto at:

1002 North Central Expressway, Suite #495

Richardson, TX 75080

Attention:  E. Thomas Layton; and

(ii)

If to Holder, addressed thereto at:

1002 North Central Expressway, Suite #499

Richardson, TX  75080

Attention:  Karl Taft

10.

 Security.  This Note is secured by a Security Agreement (herein so called) executed by Maker for the benefit of Holder, and is further secured by a Stock Pledge Agreement (herein so called) executed by Maker for the benefit of Holder.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the undersigned have executed this Note on and as of the date first above written.

MAKER:

ZEC, INC.

By: __________________________

Name: E. Thomas Layton

Title: Chairman and CEO

AGREED AND ACKNOWLEDGED AS TO FORM

HOLDER:

__________________________

       Karl M. Taft III

__________________________

       Michelle L. Taft

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Appendix A

Capital Allocation and Payment Schedule

Net Capital Raise by Maker	Distributions to Holders [1]	Repayment of outstanding advances from Holders to KT Chemicals, Inc.	Contributions to KT Chemicals, Inc.’s Working Capital	Contributions to Maker’s Working Capital
First $1,500,000	$956,248	$193,752	$100,000	$250,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 350,000			$150,000
Next $500,000			$200,000	$300,000
$4,500,000	$2,506,248	$193,752	$500,000	$1,300,000

1  The full amount is due no later than twelve (12) months following the date of this Note; Maker’s failure to remit such sums when due (or within the cure period set forth in this Note) shall trigger Holder’s right to rescission as set forth in Section 4.4 of that certain Stock Purchase Agreement dated the date hereof, by and among Holder and Maker.

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